EXHIBIT 23


                        INDEPENDENT ACCOUNTANTS' CONSENT




     The Board of Directors
     Statewide Financial Corp.:

     We consent to incorporation by reference in the Registration Statements (No. 33-96844) on Form S-8 and (No. 33-09665) on Form S-8 of our report dated January 27, 1997, relating to the consolidated statements of financial condition of Statewide Financial Corp. and subsidiary as of December 31, 1996 and 1995 and the related consolidated statements of income, shareholders' equity, and cash flows for the year ended December 31, 1996, the nine-month period ended December 31, 1995 and the year ended March 31, 1995, which report appears in the December 31, 1996 Annual Report on Form 10-K of Statewide Financial Corp.


                                        KPMG Peat Marwick LLP



     Short Hills, New Jersey
     March 25, 1997